EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement on Form S-1 of our report dated October 6, 2008 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern), relating to the financial statements for the period from date of inception (March 15, 2007) through December 31, 2007 of Grant Hartford Corporation (a Development Stage Enterprise).

/s/ Rotenberg & Co. LLP

Rotenberg & Co, LLP
Rochester, New York
October 24, 2008